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                                                      Exhibit 12.1
                                        Equipment Leasing Corporation of America
                                          Statement re:  Computation of Ratios
                                                                                                  Nine Months Ended
                                             Fiscal Years Ended April 30,                            January 31,
                                   1995         1994         1993         1992         1991         1996         1995
                              ----------   ----------   ----------   ----------   ----------   ----------   ----------
Rent Expense                 $    3,899   $    3,804   $    3,754   $    3,737   $    4,289   $    2,996   $    2,919

 x.30 (A)                           x.3          x.3          x.3          x.3          x.3          x.3          x.3
                              ----------   ----------   ----------   ----------   ----------   ----------   ----------
Assumed Fixed Charges
 Included in Rent Expense         1,170        1,141        1,126        1,121        1,287          899          876

Preferred Dividend
 Requirements                       ---          ---          ---          ---          ---          ---          ---

Interest Expense (B)          1,380,989    1,626,408    1,380,546    1,060,579      824,241    1,095,555    1,048,583
                              ----------   ----------   ----------   ----------   ----------   ----------   ----------
Total Fixed Charges           1,382,159    1,627,549    1,381,672    1,061,700      825,528    1,096,454    1,049,459

Plus:  Pre-Tax Income (Loss)   (654,005)    (292,161)     158,415      338,355      227,286     (314,087)    (209,383)
                             -----------   ----------   ----------   ----------   ----------   ----------   ----------
Pre-Tax Income, (Loss) Plus
 Fixed Charges               $  728,154   $1,335,388   $1,540,087   $1,400,055   $1,052,814   $  782,367   $  840,076
Pre-Tax Income (Loss) Plus   -----------   ----------   ----------   ----------   ----------   ----------   ----------
 Fixed Charges divided
 by Fixed Charges (rounded)         .53          .82         1.11         1.32         1.28          .71          .80

(A) Assumed percentage of interest included in rental expense.

(B) ELCOA's amortization of deferred registration costs related to its offer and sale of Demand, Fixed Rate, and Money
Market Thrift Certificates are also included in the amounts of $66,498, $63,370, $60,000, $52,411, and $44,136 for the
fiscal years ended April 30, 1995, 1994, 1993, 1992, and 1991, respectively, and $47,879 and $46,514 for the nine month periods ended January 31, 1996, and 1995, respectively.
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